Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

We prepared the following unaudited pro forma condensed combined financial statements by applying certain pro forma adjustments to the historical consolidated financial statements of Medical Transcription Billing, Corp. (“MTBC”). The pro forma adjustments give effect to the following transactions (the ‘‘Transactions’’):

●	Our acquisition of the assets and assumptions of certain liabilities of MediGain, LLC and its subsidiaries including Millennium Practice Management, LLC, (“Millennium”) and collectively (“MediGain”) on October 3, 2016,

●	Our acquisition of the assets of WFS Service, Inc., (“WFS”) on July 1, 2016,

●	Our acquisition of the assets of Renaissance Medical Billing, LLC (“RMB”) on May 2, 2016,

●	Our acquisition of the assets of Gulf Coast Billing Inc., (“GCB”) on February 15, 2016,

●	Our acquisition of substantially all of the assets of the Revenue Cycle Management Division of QHR Technologies Inc., operating in the U.S. as SoftCare Solutions, Inc. (“SoftCare”) on July 10, 2015.

MediGain, WFS, RMB, GCB and SoftCare are collectively referred to as the “Acquired Businesses.”

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2015 and for the nine months ended September 30, 2016 give effect to the Transactions as if each of them had occurred on January 1, 2015. The unaudited pro forma condensed combined balance sheet as of September 30, 2016 gives effect to the acquisition of MediGain as if it had occurred on September 30, 2016.

The pro forma condensed combined statement of operations includes adjustments for our acquisitions under Article 11 of Regulation S-X. The results of the five Transactions are shown for the periods prior to their acquisition by MTBC.

We determined that the SoftCare and MediGain transactions involved the acquisition of a business, and considering the guidance in Rule 11-01(d) of Regulation S-X, each met the significance test of Rule 8-04 of Regulation S-X.

The MediGain audited consolidated financial statements as of December 31, 2015 and 2014 and for the years then ended and the interim consolidated financial statements as of September 30, 2016 and for the nine months then ended appear elsewhere in this Form 8-K.

We have based the pro forma adjustments upon available information and certain assumptions that we believe are reasonable under the circumstances. We describe in greater detail the assumptions underlying the pro forma adjustments in the accompanying notes, which you should read in conjunction with these unaudited pro forma condensed combined financial statements. In many cases, we based these assumptions on estimates. The actual adjustments to our audited consolidated financial statements will depend upon a number of factors. Accordingly, the actual adjustments that will appear in our consolidated financial statements will differ from these pro forma adjustments, and those differences may be material.

We account for our acquisitions using the acquisition method of accounting for business combinations under generally accepted accounting principles used in the United States (“GAAP”), with MTBC being considered the acquiring entity. Under the acquisition method of accounting, the total consideration paid is allocated to an acquired company’s tangible and intangible assets, net of liabilities, based on their estimated fair values as of the acquisition date. We estimate the amount of contingent consideration to be paid, if applicable, over the term of the agreement in determining the estimated purchase price. Adjustments to the contingent consideration are made during the term of the agreement and recorded as gain or loss in the Company’s Consolidated Statement of Operations.

We provide these unaudited pro forma condensed combined financial statements for informational purposes only. These unaudited pro forma condensed combined financial statements do not purport to represent what our results of operations or financial condition would have been had the Transactions actually occurred on the assumed dates, nor do they purport to project our results of operations or financial condition for any future period or future date.

1

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2015

		Jan 1 - Jun 30, 2015	Adjustments for Customers				MTBC + Previously				Pro
	MTBC	SoftCare (8)	Not Acquired (1)	GCB	RMB	WFS	Acquired Subtotal	MediGain	Pro Forma Adjustments		Forma Combined
	(in thousands, except per share data)
Net revenue	$23,080	$1,248	$(155)	$3,373	$1,663	$2,409	$31,618	$24,942	$-		$56,560
Operating expenses:
Direct operating costs	11,630	981	(34)	2,419	904	797	16,697	18,304	-		35,001
Selling and marketing	467	471	(31)	3	10	-	920	1,748	-		2,668
General and administrative	11,969	393	(13)	564	380	2,250	15,543	7,799	(129	)(2)	23,213
Research and development	659	335	-	-	-	-	994	-	-		994
Change in contingent consideration	(1,786)	-	-	-	-	-	(1,786)	-	-		(1,786)
Impairment charges	-	2,117	-	-	-	-	2,117	7,641	(9,758	)(3)	-
Depreciation and amortization	4,599	53	-	-	32	1	4,685	2,576	963	(3)	8,224
Total operating expenses	27,538	4,350	(78)	2,986	1,326	3,048	39,170	38,068	(8,924)		68,314

Operating (loss) income	(4,458)	(3,102)	(77)	387	337	(639)	(7,552)	(13,126)	8,924		(11,754)

Interest (expense) income - net	(261)	(4)	-	(123)	(2)	3	(387)	(3,781)	-		(4,168)
Other income (expense) - net	170	6	-	-	-	110	286	(482)	-		(196)
(Loss) income before income taxes	(4,549)	(3,100)	(77)	264	335	(526)	(7,653)	(17,389)	8,924		(16,118)
Income tax provision	138	967	-	22	1	1	1,129	54	-	(4)	1,183
Net (loss) income	$(4,687)	$(4,067)	$(77)	$242	$334	$(527)	$(8,782)	$(17,443)	$8,924		$(17,301)

Preferred stock dividend	207	-	-	-	-	-	207	-	-		207
Net (loss) income attributable to common shareholders	$(4,894)	$(4,067)	$(77)	$242	$334	$(527)	$(8,989)	$(17,443)	$8,924		$(17,508)

Weighted-average common shares outstanding:
Basic and diluted	9,733										9,733
Loss per common share:
Basic and diluted loss per share	$(0.50)										$(1.80)

2

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016

		January 1, 2016 to			MTBC +
		Feb 15, 2016	Apr 30, 2016	Jun 30, 2016	Previously Acquired		Pro Forma		Pro Forma
	MTBC	GCB	RMB	WFS	Subtotal	MediGain	Adjustments		Combined
	(in thousands, except per share data)
Net revenue	$15,664	$385	$339	$1,281	$17,669	$14,327	$-		$31,996
Operating expenses:
Direct operating costs	7,292	449	240	442	8,423	12,039	-		20,462
Selling and marketing	839	-	1	-	840	985	-		1,825
General and administrative	8,173	86	107	1,180	9,546	4,922	(1,043	)(2)	13,425
Research and development	575	-	-	-	575	-	-		575
Change in contingent consideration	(608)	-	-	-	(608)	-	-		(608)
Depreciation and amortization	3,537	-	-	-	3,537	1,515	(220	)(3)	4,832
Total operating expenses	19,808	535	348	1,622	22,313	19,461	(1,263)		40,511

Operating (loss) income	(4,144)	(150)	(9)	(341)	(4,644)	(5,134)	1,263		(8,515)

Interest (expense) income - net	(463)	(14)	-	2	(475)	(3,461)	-		(3,936)
Other (expense) income - net	(40)	-	-	-	(40)	19	-		(21)
(Loss) income before income taxes	(4,647)	(164)	(9)	(339)	(5,159)	(8,576)	1,263		(12,472)
Income tax provision	126	15	1	-	142	60	-	(4)	202
Net (loss) income	$(4,773)	$(179)	$(10)	$(339)	$(5,301)	$(8,636)	$1,263		$(12,674)

Preferred stock dividend	550	-	-	-	550	-	-		550
Net (loss) income attributable to common shareholders	$(5,323)	$(179)	$(10)	$(339)	$(5,851)	$(8,636)	$1,263		$(13,224)

Weighted-average common shares outstanding:
Basic and diluted	10,031								10,031
Loss per common share:
Basic and diluted loss per share	$(0.53)								$(1.32)

3

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2016

			Adjustments			Acquisition
			for Assets		MediGain	Related		Consolidated
			not		Acquisition	Pro Forma		Pro Forma
	MTBC	MediGain	Acquired		Subtotal	Adjustments		Results
	(in thousands)
Cash	$7,110	$291	$(221	)(5)	$70	$(2,000	)(7)	$5,180
Accounts receivable - net	2,137	2,237	-	(5)	2,237	(114	)(7)	4,260
Other current assets	683	188	(117	)(5)	71	-		754
Current assets	9,930	2,716	(338)		2,378	(2,114)		10,194
Property, plant and equipment - net	1,401	1,021	-		1,021	(634	)(7)	1,788
Intangible assets - net	3,930	3,268	(3,264	)(5)	4	4,855	(6)	8,789
Goodwill	9,474	-	-		-	762	(7)	10,236
Other assets	97	215	(215	)(5)	-	-		97
Total assets	$24,832	$7,220	$(3,817)		$3,403	$2,869		$31,104

Accounts payable	$592	$2,294	$(1,632	)(5)	$662	$-		$1,254
Accrued expenses	1,163	8,553	(8,013	)(5)	540	-		1,703
Short term debt	5,047	32,618	(32,618	)(5)	-	5,000	(7)	10,047
Deferred revenue	55	-	-		-	-		55
Deferred rent	57	-	-		-	-		57
Contingent consideration	541	-	-		-	70		611
Dividend payable	203	-	-		-	-		203
Total current liabilities	7,658	43,465	(42,263)		1,202	5,070		13,930
Long term debt	4,807	219	(219	)(5)	-	-		4,807
Other liabilities	1,301	324	(324	)(5)	-	-		1,301
Total liabilities	13,766	44,008	(42,806)		1,202	5,070		20,038

Preferred stock	-	4,000	(4,000	)(5)	-	-		-
Common stock	11	5,595	(5,595	)(5)	-	-		11
Additional paid-in capital	26,025	27	(27	)(5)	-	-		26,025
Accumulated deficit	(13,920)	(46,387)	46,387	(5)	-	-		(13,920)
Accumulated other comprehensive loss	(387)	-	-		-	-		(387)
Common shares held in treasury	(663)	(23)	23	(5)	-	-		(663)
Total shareholders’ equity (deficiency)	11,066	(36,788)	36,788		-	-		11,066
Total liabilities and shareholders’ equity	$24,832	$7,220	$(6,018)		$1,202	$5,070		$31,104

4

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

In connection with our acquisition of GCB, RMB and WFS, we entered into asset purchase agreements (“APAs”) which are materially similar, acquiring primarily the client relationships. The financials statements of GCB, RMB, and WFS were prepared under GAAP. The financial statements of the GCB, RMB, and WFS were prepared under GAAP.

In connection with our acquisition of SoftCare, we entered into an APA with SoftCare Solutions, Inc., a Nevada Corporation, the U.S. subsidiary of QHR Corporation, a publicly traded, Canada-based healthcare technology company. Pursuant to the APA, the Company purchased substantially all of the assets of SoftCare’s clearinghouse, electronic data interchange (“EDI”) and billing divisions. SoftCare is referred to as the RCM Division of QHR Technologies Inc. We did not purchase the non-healthcare EDI customers of SoftCare and amounts applicable to those customers have been removed from the pro forma condensed combined financial statements.

The audited financial statements of the RCM Division of QHR Technologies Inc. (“RCM Division”), which operates in the U.S. as SoftCare, were prepared under International Financial Reporting Standards (“IFRS”) and in Canadian dollars. We have translated the financial statement amounts into U.S. dollars for purposes of presenting the pro forma financial information. The assets and liabilities in the balance sheet amounts were translated using the end of period exchange rates while the stockholders’ equity accounts were translated at the appropriate historical rates in effect at that date. The amounts in the statement of operations were translated using the average foreign exchange rate during the applicable period.

Based on our review of the RCM Division financial statements and other procedures we performed, we determined that there were no significant adjustments necessary to convert the audited financial statement amounts prepared under IFRS to amounts that would have resulted under GAAP. The amounts presented for SoftCare in these pro forma condensed combined financial statements are in accordance with GAAP.

To effect the acquisition of MediGain, first, MTBC created a wholly owned subsidiary, MTBC Acquisition, Corp. (“MAC”), which purchased 100% of MediGain’s senior secured debt from Prudential Insurance Company of America and Prudential Retirement Insurance and Annuity Company (“Prudential”). The debt was collateralized by substantially all of MediGain’s assets.

MAC entered into a strict foreclosure agreement with MediGain and Millennium transferring substantially all the assets (including accounts receivable, fixed assets, client relationships and the stock of MediGain’s offshore subsidiaries in India and Sri Lanka) to MAC in satisfaction of the outstanding obligations under the senior secured notes. As part of the agreement, MAC acquired the assets as well as certain liabilities expressly assumed, including approximately $662,000 of trade payables to a limited set of key vendors, approximately $540,000 of payroll and benefits obligations, contingent consideration of $70,000 and pre-closing obligations accrued on the contracts assumed by MAC. Cash in the U.S. was excluded from the acquired assets and retained by MediGain and Millennium.

The audited 2014 and 2015 and interim 2016 consolidated financial statements of MediGain were prepared under GAAP.

The Company engaged a third-party valuation specialist to assist in valuing the assets acquired from GCB, RMB and SoftCare. A similar purchase price allocation for WFS was performed by the Company, based on models used internally, using similar methodology to that employed by the third-party valuation specialist. We performed a preliminary purchase price allocation for MediGain based on models used internally. The allocations for RMB, WFS and MediGain are preliminary and are subject to revision, and will be adjusted in future filings.

5

NOTES:

(1)	Elimination of customers not acquired – We have adjusted the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2015 to eliminate revenue, direct operating costs and selling, general and administrative expense associated with SoftCare’s customers not acquired. The SoftCare purchase agreement specified that certain non-healthcare customers of SoftCare’s EDI division were explicitly excluded from the APA and retained by QHR as part of this transaction. Direct operating costs and selling, general and administrative expense for these customers were allocated based on the percentage of revenue within SoftCare’s EDI division in each quarter. No tax effect has been provided with respect to the income from customers not acquired due to the Company’s valuation allowance.

(2)	Expenses Directly Attributable to the Transactions — The following are non-recurring transaction expenses for professional and other fees incurred by the Company and entities purchased during the year ended December 31, 2015 and the nine months ended September 30, 2016 associated with the transactions.

Non-recurring transaction expenses associated with Acquired Businesses

	MTBC	SoftCare	GCB	RMB	WFS	MediGain	Total Expense
	(in thousands)
Year ended December 31, 2015	$114	$3	$-	$-	$-	$12	$129
Nine months ended September 30, 2016	512	-	-	-	-	531	1,043

(3)	Amortization of Intangible Assets — We amortize intangible assets over their estimated useful lives. We based the estimated useful lives of acquired intangible assets on the amount and timing in which we expect to receive an economic benefit. We assigned these intangible assets a useful life of 3 years based upon a number of factors, including contractual agreements, consumer awareness and economic factors pertaining to the combined companies.

The estimates of fair value and weighted-average useful lives could be impacted by a variety of factors including legal, regulatory, contractual, competitive, economic or other factors. Increased knowledge about these factors could result in a change to the estimated fair value of these intangible assets and/or the weighted-average useful lives from what we have assumed in these unaudited pro forma condensed combined financial statements. In addition, the combined effect of any such changes could result in a significant increase or decrease to the related amortization expense estimates.

The amortization of intangible assets of our acquisitions, shown below, assumes that the assets were acquired on January 1, 2015. Amortization is computed using the double declining balance method to reflect the expected economic benefit over the period associated with each statement of operations.

Amortization expense for the year ended December 31, 2015

	SoftCare	GCB	RMB	WFS	MediGain	Total Expense
	(in thousands)
Pro forma amortization expense for the period prior to acquisition	$132	$556	$94	$136	$2,411	$3,329
As recorded in the historical financial statements	44	-	-	-	2,322	2,366
Pro forma adjustment	$88	$556	$94	$136	$89	$963

MediGain determined that their intangible assets and goodwill had minimal fair values as of December 31, 2015, prior to the acquisition by MTBC, based on the excess of the fair value of the client relationships acquired in 2014 compared to the book value of the intangible asset, the discounted present value of MediGain’s cash flows as a stand-alone business and the purchase price of the Millenium acquisition. As a result, MediGain recognized an impairment loss for the year ended December 31, 2015 of approximately $7.6 million. This impairment would not have been recognized in this period if MTBC had acquired the assets of MediGain as of January 1, 2015.

SoftCare also determined that their intangible assets and goodwill had a minimal fair value as of June 30, 2015, prior to the acquisition by MTBC. As a result SoftCare recognized an impairment loss for the six months ended June 30, 2015 of approximately $2.1 million. This impairment would not have been recognized in this period if MTBC had acquired the assets of SoftCare as of January 1, 2015.

Amortization expense for the nine months ended September 30, 2016

	GCB	RMB	WFS	MediGain	Total Expense
	(in thousands)
Pro forma amortization expense for the period prior to acquisition	$46	$20	$40	$984	$1,090
As recorded in the historical financial statements	-	-	-	1,310	1,310
Pro forma adjustment	$46	$20	$40	$(326)	$(220)

6

(4)	Provision (Benefit) for Income Tax — The income tax effects reflected in the pro forma adjustments are based on an estimated Federal statutory rate of 34%. We did not record a benefit for taxes for the year ended December 31, 2015 and the nine months ended September 30, 2016 in the unaudited pro forma condensed combined statements of operations since the Company has a valuation allowance recorded against its Federal and state deferred tax assets as of December 31, 2015 and September 30, 2016. The state tax effect was not considered material and has not been included in the amounts below. The following table details the pro forma adjustments to income taxes for the year ended December 31, 2015:

Provision (Benefit) for Income Taxes

					Previously			Pro Forma Loss before Provision (Benefit) for
					Acquired		Pro Forma	Income
	SoftCare	GCB	RMB	WFS	Subtotal	MediGain	Adjustments	Taxes
	(in thousands)
Loss (income) before provision for income taxes	$(3,177)	$264	$335	$(526)	$(3,104)	$(17,389)	$8,924	$(11,569)
Estimated benefit at statutory income tax rate of 34%								(3,933)
Less provision for income taxes:
SoftCare								967
GCB								22
RMB								1
WFS								1
MediGain								54
Valuation allowance								2,888
Pro forma adjustment								$-

The following table details the pro forma adjustments to income taxes for the nine months ended September 30, 2016:

Provision (Benefit) for Income Taxes

				Previously			Pro Forma Loss before Provision (Benefit) for
				Acquired		Pro Forma	Income
	GCB	RMB	WFS	Subtotal	MediGain	Adjustments	Taxes
	(in thousands)
(Loss) income before provision for income taxes	$(164)	$(9)	$(339)	$(512)	$(8,576)	$1,263	$(7,825)
Estimated benefit at statutory income tax rate of 34%							(2,661)
Less provision for income taxes:
GCB							15
RMB							1
WFS							-
MediGain							60
Valuation allowance							2,585
Pro forma adjustment							$-

7

(5)	Assets and Liabilities Not Acquired — We adjusted the unaudited pro forma condensed combined balance sheet to eliminate approximately $3.8 million of tangible assets held by MediGain that we did not acquire, and approximately $43 million in liabilities that we did not assume. Our acquisition of MediGain’s assets was accomplished by a foreclosure agreement listing specific assets we would receive and certain liabilities we would assume, in satisfaction of the notes we acquired from Prudential. The foreclosure agreement includes the receipt primarily of MediGain’s customer relationships and agreements, accounts receivable, technology, fixed assets, as well as the stock of MediGain’s subsidiaries in India and Sri Lanka (with all their associated assets and liabilities), and the assumption of certain specified accounts payables and accrued compensation liabilities.

Pro Forma Adjustments for Assets and Liabilities Not Acquired — The following schedule summarizes the adjustments to assets and liabilities in the unaudited condensed combined balance sheets, including all adjustments above as well as adjustments to intangibles and goodwill specified below.

Pro Forma Adjustments for Assets not Acquired and Liabilities not Assumed

Pro Forma
Adjustments
(in thousands)
Cash	$(221)
Other current assets	(117)
Intangible assets - net	(3,264)
Other assets	(215)
Total assets	$(3,817)
Accounts payable	$(1,632)
Accrued expenses	(8,013)
Short term debt	(32,618)
Long term debt	(219)
Other liabilities	(324)
Total liabilities	(42,806)
Preferred units	(4,000)
Common units	(5,595)
Additional paid-in capital	(27)
Accumulated deficit	46,387
Common units held in treasury	23
Total members’ deficit	36,788
Total liabilities and members’ deficit	$(6,018)

(6)	Intangible Assets — We based our preliminary estimates of each intangible asset type/category that we expect to recognize as part of the MediGain acquisition on the nature of the business and the contracts that we have entered into with the sellers. We also acquired the use of certain technology as part of the acquisition. We based our estimates on experiences from our prior acquisitions and the types of intangible assets that we recognized as part of those acquisitions. In particular, our experience with our prior acquisitions indicates to us that customer contracts and customer relationships, trademarks and technology compose the significant majority of intangible assets for these types of business. We based the preliminary estimated useful lives of these intangible assets on the useful lives that we have experienced for similar intangible assets in prior acquisitions. However, all of these estimates are preliminary, and therefore we have not been able to finalize the accounting for this transaction.

The amounts set forth below reflect the preliminary fair value of the intangible assets of MediGain that we acquired, and their estimated useful lives. All preliminary estimates for the fair value of the intangibles will be adjusted based on the work of a valuation specialist.

8

Intangible Assets of MediGain

		Estimated
		useful life
	(in thousands)
Customer relationships	$4,572	3 years
Trademarks	154	3 years
Technology	79	3 years
Software licences	50	3 years
Total intangible assets	$4,855

(7)	Purchase Price Allocation — We recognize the assets and liabilities acquired at their fair value on the acquisition date, and if there is any excess in purchase price over these values it is allocated to goodwill.

For MediGain, management has made an initial fair value estimate of the assets acquired and liabilities assumed as of September 30, 2016. Our model includes assumptions such as revenue growth rates, profitability rates, attrition rates and weighted average costs of capital, where applicable. These preliminary estimates may differ from the final valuation being prepared by a third-party specialist; and this difference could be material.

The strict foreclosure of MediGain includes the transfer of all collateral securing MediGain’s debt, including customer relationships and agreements, accounts receivable, technology, fixed assets, as well as MediGain’s subsidiaries in India and Sri Lanka (with all their associated assets and liabilities), and the assumption of certain specified liabilities. We determined the fair value of the fixed assets acquired by reference to current market prices for such assets, and the value of the assumed liabilities was contractually specified. The fair value of the accounts receivable was determined based on the age of the amounts owed and the customer’s payment history.

Included in the purchase price allocation are amounts for customer relationships and trademarks. Using an internally developed model and assumptions regarding future operating results, we determined the fair value of these intangible assets.

The excess amount of the purchase price over the fair value of assets acquired has been allocated to goodwill. The factors which drove our valuation models to allocate a portion of the price to goodwill in the acquisition of MediGain include the following: (i) MediGain has offshore facilities and established vendor relationships, and (ii) the acquisition allows the Company to expand the breadth of its operations. All purchase accounting estimates are subject to revision until the Company finalizes its purchase accounting estimates with the assistance of a third-party valuation expert.

For the MediGain acquisition, management has made a preliminary estimate of $762,000 of goodwill will result from this acquisition. We believe that this amount will be deductible for tax purposes over a period of 15 years. However, these estimates are preliminary, and we have not completed the required tax and legal analyses to finalize our determination of deductibility of goodwill for tax purposes. Accordingly, the values of the goodwill recognized from this acquisition and its deductibility for tax purposes set forth in these unaudited pro forma condensed combined financial statements could change and may differ materially from what we present here.

The following table shows the preliminary purchase price allocation, estimated fair values of the acquired assets and liabilities assumed and calculation of goodwill for MediGain as of September 30, 2016, the date of our most recent balance sheet.

9

Preliminary Purchase Price Allocation

MediGain
(in thousands)
Cash consideration	$2,000
Note payable	5,000
Accounts payable	662
Accrued expenses and other liabilities	540
Contingent consideration	70
Total purchase price	$8,272

Cash	$70
Accounts receivable	2,123
Other current assets	71
PP&E	387
Intangible assets	4,859
Goodwill	762
Total preliminary purchase price allocation	$8,272

(8)	Foreign Currency Translation — Statements of Operations

We translated the SoftCare Statement of Operations which was prepared in Canadian dollars to U.S. dollars. Amounts were translated using the average foreign exchange rates during the applicable period.

STATEMENT OF OPERATIONS

For the six months ended June 30, 2015

	SoftCare
	CAD	USD
	(in thousands)
	1/1-6/30/2015
Revenue	$1,540	$1,248
Operating expenses:
Direct operating costs	1,211	981
Selling and marketing	581	471
General and administrative	485	393
Research and development	413	335
Depreciation and amortization	66	53
Total operating expenses	2,756	2,233

Operating loss	(1,216)	(985)

Interest expense -- net	5	4
Other income - net	7	6
Loss before income taxes and other expenses	(1,214)	(983)
Impairment of goodwill and intangible assets	(2,613)	(2,117)
Loss before taxes	(3,827)	(3,100)
Income tax provision	1,193	967
Net loss	$(5,020)	$(4,067)

10

Supplemental Information

For MediGain and each of the other Acquired Businesses, we identified revenue from customers who cancelled their contracts prior to MTBC’s acquisition of such customers’ contracts. Such revenue is included in the pro forma condensed combined statement of operations, even though MTBC will not generate revenues from those customers.

Estimated revenue from customers who cancelled prior to our acquisition

	SoftCare	GCB	RMB	WFS	MediGain	Total
		(in thousands)
Year ended December 31, 2015	$286	$180	$916	$742	$8,694	$10,818
Nine months ended September 30, 2016	-	32	92	471	3,878	4,473

To provide investors with additional insight and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making surrounding pro forma operations, we supplement our consolidated financial statements presented on a basis consistent with GAAP, with Adjusted EBITDA, a non-GAAP financial measure of earnings. Adjusted EBITDA represents the sum of GAAP net income (loss) before provision for (benefit from) income taxes, net interest expense, other expense (income), stock-based compensation expense, depreciation and amortization, integration and transaction costs, and changes in contingent consideration. Our management uses Adjusted EBITDA as a financial measure to evaluate the profitability and efficiency of our business model. We use this non-GAAP financial measure to assess the strength of the underlying operations of our business. These adjustments, and the non-GAAP financial measure that is derived from them, provide supplemental information to analyze our operations between periods and over time. We find this especially useful when reviewing pro forma results of operations which include large non-cash amortization of intangibles assets from acquisitions. Investors should consider this non-GAAP financial measure in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

11

The following tables contain a reconciliation of GAAP net (loss) income to Adjusted EBITDA for the year ended December 31, 2015 and the nine months ended September 30, 2016:

Reconciliation of GAAP net (loss) income for the year ended

December 31, 2015 to Adjusted EBITDA

($000)

		Jan 1 - Jun 30, 2015	Adjustments for Customers Not				MTBC + Previously Acquired		Pro Forma	Pro Forma
	MTBC	SoftCare	Acquired (1)	GCB	RMB	WFS	Subtotal	MediGain	Adjustments	Combined
	(in thousands)
Net revenue	$23,080	$1,248	$(155)	$3,373	$1,663	$2,409	$31,618	$24,942	$-	$56,560

GAAP net (loss) income	$(4,687)	$(4,067)	$(77)	$242	$334	$(527)	$(8,782)	$(17,443)	$8,924	$(17,301)

Provision for income taxes	138	967	-	22	1	1	1,129	54	-	1,183
Interest (income) expense - net	261	4	-	123	2	(3)	387	3,781	-	4,168
Other (income) expense - net	(170)	(6)	-	-	-	(110)	(286)	482	-	196
Stock-based compensation expense	629	-	-	-	-	-	629	-	-	629
Depreciation and amortization	4,599	53	-	-	32	1	4,685	2,576	963	8,224
Integration and transaction costs (1)	341	-	-	-	-	-	341	1,147	(129)	1,359
Impairment charges	-	2,117	-	-	-	-	2,117	7,641	(9,758)	-
Change in contingent consideration	(1,786)	-	-	-	-	-	(1,786)	-	-	(1,786)
Adjusted EBITDA	$(675)	$(932)	$(77)	$387	$369	$(638)	$(1,566)	$(1,762)	$-	$(3,328)

Reconciliation of GAAP net (loss) income for the nine months ended

September 30, 2016 to Adjusted EBITDA

($000)

		January 1, 2016 to			MTBC +
		Feb 15, 2016	Apr 30, 2016	Jun 30, 2016	Previously Acquired		Pro Forma	Pro Forma
	MTBC	GCB	RMB	WFS	Subtotal	MediGain	Adjustments	Combined
	(in thousands)
Net revenue	$15,664	$385	$339	$1,281	$17,669	$14,327	$-	$31,996

GAAP net (loss) income	$(4,773)	$(179)	$(10)	$(339)	$(5,301)	$(8,636)	$1,263	$(12,674)

Provision for income taxes	126	15	1	-	142	60	-	202
Interest (income) expense - net	463	14	-	(2)	475	3,461	-	3,936
Other expense (income) - net	40	-	-	-	40	(19)	-	21
Stock-based compensation expense	816	-	-	-	816	-	-	816
Depreciation and amortization	3,537	-	-	-	3,537	1,515	(220)	4,832
Integration and transaction costs (1)	608	-	-	-	608	1,082	(1,043)	647
Change in contingent consideration	(608)	-	-	-	(608)	-	-	(608)
Adjusted EBITDA	$209	$(150)	$(9)	$(341)	$(291)	$(2,537)	$-	$(2,828)

(1)	The integration and transactions costs for MTBC include severance amounts paid to employees from acquired businesses or transactions costs, such as brokerage fees, pre-acquisition accounting costs and legal fees, exit costs related to terminating leases and other contractual agreements, and other costs related to specific transactions. For MediGain, such amounts represent fees for temporary executive management who were retained to operate the business during the period before the transaction.

12